October 29, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 77-K of Form N-SAR dated
October 29, 2010, of Federated
Institutional Trust and are
in agreement with the statements contained in the "Change in Independent Registered Public
Accounting Firm" letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

       /s/ Ernst & Young LLP